Exhibit 10.46
SECOND AMENDMENT TO LEASE AGREEMENT

           THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of December 13, 2010, between BRANDYWINE RESEARCH LLC, a Delaware limited liability company (“Landlord”), and EMERGENT BIOSOLUTIONS INC., a Delaware corporation (“Tenant”).

RECITALS

           Recital 1.                      Landlord and Tenant are parties to a certain Lease Agreement, dated June 27, 2006, as amended by a certain First Amendment to Lease Agreement, dated November 13, 2007 (as amended to date, the “Lease”), under which Landlord leases to Tenant 22,872 square feet of rentable area (the “Current Premises”) at 2273 Research Boulevard, Rockville, Maryland (the “Building”).

           Recital 2.                      Landlord and Tenant desire to amend the Lease to provide for the expansion of the Current Premises to include certain additional space containing 10,428 square feet of rentable area located on the third (3rd) floor of the Building, which space is more fully described on Exhibit A–Floor Plan of Expansion Space attached to this Amendment (the “Expansion Space”), and to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

AGREEMENT

           NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, Landlord and Tenant agree that the Lease is amended as follows:

           1.           Recitals Incorporated; Definitions. The foregoing recitals are incorporated by reference into this Section as if set forth in the Section in full. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.

           2.           Lease of Expansion Space.  Landlord hereby leases the Expansion Space to Tenant and Tenant hereby leases the Expansion Space from Landlord for a term beginning on the Expansion Space Commencement Date (hereinafter defined) and continuing through the Expiration Date and any extension thereof; thus, the Lease term for the Expansion Space will be coterminous with the Lease term for the Current Premises.

           3.           Commencement Date; Delivery of Expansion Space.

a.           “Expansion Space Commencement Date” means the later of December  1, 2010 or the date on which Landlord tenders possession of the Expansion Space to Tenant. By a Confirmation of Lease Term (the “COLT”), Landlord shall notify Tenant of the Expansion Space Commencement Date and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein, unless within twenty (20) days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

                      b.           Landlord and Tenant acknowledge that on the date this Amendment is fully executed and delivered, the Expansion Space is occupied by a third-party (the “Prior Occupant”), and that if the Prior Occupant does not physically vacate and surrender the Expansion Space when lawfully required, Landlord shall be unable to deliver the Expansion Space to Tenant on the target date of December 1, 2010 (the “Target Date”). If Landlord does not deliver the Expansion Space to Tenant within thirty-one (31) days after the date on which this Amendment is fully executed and delivered (“Outside Date”), as Tenant’s sole remedy, Tenant shall have the unqualified right to terminate this Amendment; provided, however, in order to exercise such termination right, Tenant shall give Landlord written notice of such termination prior to the earlier of the Expansion Space Commencement Date or within thirty-one (31) days after the Outside Date. In such event (and regardless of whether Tenant exercises its termination right), Landlord shall have no liability if Landlord does not deliver the Expansion Space to Tenant on or before the Outside Date, provided that Landlord uses reasonable good faith efforts to deliver the Expansion Space to Tenant as soon after the Target Date, as Landlord is reasonably able to do so, except Landlord shall reimburse Tenant up to One Thousand Dollars ($1,000.00) for Tenant’s reasonable architectural test fit plan costs incurred in connection with the Expansion Space. Nothing herein contained shall obligate Landlord to make any payment to, or commence any litigation against, the Prior Occupant in order to entice the Prior Occupant to physically vacate and surrender possession of the Expansion Space.

                      c.           Landlord represents and warrants to Tenant that Landlord and the tenant who currently subleases the Expansion Space to the Prior Occupant have executed and delivered a lease termination agreement terminating such tenant’s right to lease the Expansion Space not later than on the date hereof.

           4.           Fixed Rent. Tenant shall pay Fixed Rent for the Expansion Space beginning on the Expansion Space Commencement Date, which Fixed Rent payments Tenant shall make as and when due under the Lease and at the rate from time to time in effect as set forth on Rider No. 1-Expansion Space Fixed Rent, which Rider sets forth Tenant’s Fixed Rent abatement right with respect to the Expansion Space. With respect to the Current Premises, Tenant shall continue pay Fixed Rent at the rates from time to time in effect as set forth in the Lease. If Tenant hereafter extends the Expiration Date pursuant to any extension rights set forth in the Lease or otherwise by written agreement with Landlord, Tenant shall pay Fixed Rent for the Expansion Space during the extension term at the same rate(s) and at the same time(s) that Fixed Rent is payable for the Current Premises during the extension term.

           5.           Expansion of Current Premises.  Beginning on the Expansion Space Commencement Date, the following shall apply:

                      a.           the Premises shall include the Expansion Space  (i.e., the Premises shall contain 33,300 square feet of rentable area, being comprised of the Current Premises’ 22,872 square feet of rentable area and the Expansion Space’s 10,428 square feet of rentable area);

                      b.           Tenant’s Allocated Share shall be 22.231%; and

                      c.           Tenant shall be entitled to four (4) reserved parking spaces (inclusive of the three (3) reserved parking spaces to which Tenant is presently entitled under the Lease) in the Building’s parking garage at no fee during the initial Term.

           6.           Condition of Expansion Space.

                      a.           Except as set forth in Section 6b, Landlord shall have no obligation to perform any demolition work or to deliver, make or install any materials or improvements in, to or at the Expansion Space and Tenant shall accept the Expansion Space in “as is” condition on the Expansion Space Commencement Date.

                      b.           Landlord, at Landlord’s expense, shall perform the following work (collectively, “Landlord’s Work”):

                                i.           promptly after this Amendment is fully executed and delivered, Landlord shall modify lobby space as shown on Exhibit B-Lobby Plan and begin to refurbish the lobby space (as applicable). Tenant shall have the right at its sole expense to upgrade lobby finishes beyond the standard building finish, provided the upgrades do not delay the completion of Landlord’s Work or any portion thereof and are reasonably satisfactory to Landlord;

                                ii.           not later than on the Demising Deadline, Landlord shall substantially complete the demising of the Expansion Space along the I-270 side of the Expansion Space by completing the addition of the wall to separate the two premises and the installation of dedicated front door for the Expansion Space (the “Demising Work”). Tenant shall have the right at its sole expense to upgrade the quality and/or security features of its front door beyond the standard building finish, provided the upgrades do not delay the completion of Landlord’s work or any portion thereof and are reasonably satisfactory to Landlord. The “Demising Deadline” shall be the date that is sixty (60) days after this Amendment is fully executed and delivered, which date shall be extended on a day for day basis for each day that Landlord is delayed in substantially completing the Demising Work due to any delay caused by Tenant and/or by reason of labor disputes, war, terrorism, civil unrest, inclement weather, fire or other casualty, accidents, orders or regulations of any governmental authority, governmental delays or any other cause beyond the reasonable control of Landlord (a “Force Majeure Delay”); and

iii.           promptly after this Amendment is fully executed and delivered, Landlord shall perform such additional work as might be necessary to reasonably achieve a clear separation of the Expansion Space from its supporting utility infrastructure.

                      c.           If Landlord does not substantially complete the Demising Work on or before the Demising Deadline, as Tenant’s sole remedy, Tenant shall have the unqualified right to terminate this Amendment; provided, however, in order to exercise such termination right, Tenant shall give Landlord written notice of such termination prior to the earlier of Landlord’s substantial completion of the Demising Work or within thirty-one (31) days after the Demising Deadline.

d.           i.           Beginning on the Expansion Space Commencement Date, Tenant shall be entitled to access the Expansion Space so Tenant can make Alterations to the Expansion Space. Tenant shall design, construct and install such Alterations in accordance with the provisions of Section 10-Alterations of the Lease and Landlord’s then current rules for third-party construction at the Building.

                                ii.           Landlord shall provide Tenant with a tenant improvement allowance for the Expansion Space in an amount equal to the product of Ten Dollars ($10.00) multiplied by the rentable area of the Expansion Space (i.e., 10,428 rentable square feet) (the “Expansion Space Allowance”). Landlord shall disburse the Expansion Space Allowance in accordance with Landlord’s standard leasehold improvement allowance disbursement procedures. The Expansion Space Allowance shall be applied solely towards the third-party design, construction and installation costs incurred by Tenant in connection with the Expansion Space Alterations; provided, however, Tenant shall have the right to apply up to fifty percent (50%) of the Expansion Space Allowance towards Tenant’s Relocation Costs.

                                iii.           “Relocation Costs” means out-of-pocket costs incurred by Tenant in moving Tenant’s business to the Expansion Space including, without limitation, costs and expenses incurred by Tenant to (a) relocate telephone switching equipment, including inside wiring and jacks (excluding the cost to purchase or lease additional equipment); (b) relocate existing or install new telephone lines; (c) relocate existing data communication circuit(s) or to install new circuit(s) in lieu of relocating existing circuit(s); (d) purchase, rent or lease materials used in the relocation of Tenant’s and its employees’ belongings, furniture or equipment; and (e) move (labor, material, vehicle usage, supervisor, etc.) Tenant’s and its employees’ belongings, furniture or equipment to the Expansion Space.

                                iv.           If, as of the sixth (6th) monthly anniversary of the Expansion Space Commencement Date, any portion of the Expansion Space Allowance remains unused, the Expansion Space Allowance shall be deemed reduced by such unused amount and Landlord shall retain such unused portion of the Expansion Space Allowance.

                                v.           In addition to the Expansion Space Allowance, Landlord shall provide Tenant with a test-fit allowance in an amount equal to the product of Ten Cents ($.10) multiplied by the rentable area of the Expansion Space (i.e., 10,428 rentable square feet).

           7.           Termination.

                      a.           Tenant shall have a one-time right to terminate the Lease with respect to the Expansion Space (but not with respect to any other portion of the Premises) as of December 31, 2012 provided Tenant (i) is not then in default beyond any applicable notice and cure period under the Lease as amended from time to time, (ii) gives written notice of such termination to Landlord not later than on March 31, 2012, and (iii) pays to Landlord, at the time of said notice, an amount equal to the unamortized portion (as December 31, 2012) of Landlord’s transaction costs incurred in connection with this Amendment, when such costs are amortized from December 1, 2010 through the initial Term of the Lease on a straight-line basis at eight percent (8%) per annum interest. The unamortized costs will be calculated for the following specific costs: the Expansion Space Allowance plus the Fixed Rent that is abated (not to exceed three (3) months of Fixed Rent) during the Abatement Period. Failure to provide written notice and payment by March 31, 2012 will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the termination payment under this Section is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term.

                      b.           Tenant shall have a one-time right to terminate the Lease with respect to the Expansion Space (but not with respect to any other portion of the Premises) as of December 31, 2013 provided Tenant (i) is not then in default beyond any applicable notice and cure period under the Lease as amended from time to time, (ii) gives written notice of such termination to Landlord not later than on March 31, 2013, and (iii) pays to Landlord, at the time of said notice, an amount equal to the unamortized portion (as December 31, 2013) of Landlord’s transaction costs incurred in connection with this Amendment, when such costs are amortized from December 1, 2010 through the initial Term of the Lease on a straight-line basis at eight percent (8%) per annum interest. The unamortized costs will be calculated for the following specific costs: the Expansion Space Allowance and plus the Fixed Rent that is abated (not to exceed three (3) months of Fixed Rent) during the Abatement Period. Failure to provide written notice and payment by March 31, 2013 will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the termination payment under this Section is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term.

c.           If Tenant terminates the Lease pursuant to Section 35-Termination of the Lease but Tenant has not theretofore terminated the Lease with respect to the Expansion Space pursuant to Section 7a or Section 7b of this Amendment, the Termination Payment payable under Section 35-Termination of the Lease shall be increased by an amount equal to the unamortized portion (as the Lease termination date) of Landlord’s transaction costs incurred in connection with this Amendment, when such costs are amortized from December 1, 2010 through the Lease termination date on a straight-line basis at eight percent (8%) per annum interest. The unamortized costs with respect to the Expansion Space will be calculated for the following specific costs: the Expansion Space Allowance plus the Fixed Rent that is abated (not to exceed three (3) months of Fixed Rent) during the Abatement Period.

           8.           Overtime HVAC Service. Upon Tenant’s reasonable prior request, Landlord shall furnish the Premises with HVAC service during non-Working Hours at Landlord’s then-current rate for such service, which rate is currently $50.00 per hour per floor.

           9.           Brokerage.  Landlord and Tenant each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Amendment which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker. This Section shall survive the expiration or earlier termination of the Lease.

           10.           Ratification.  Landlord and Tenant hereby ratify and confirm that the terms of the Lease as amended by this Amendment, remain in full force and effect.

           11.           Controlling Document.  Except as expressly set forth to the contrary in this Amendment, Landlord’s leasing of the Premises to Tenant shall be upon and subject to the terms and provisions set forth in the Lease.

           12.           Merger; Subsequent Changes. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior discussions and negotiations and agreements regarding the same are hereby merged in this Amendment. The provisions of this Amendment may be modified, waived or amended only by an agreement in writing signed by all parties.

           13.           Binding Effect.  The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease.

14.           Counterparts. This Amendment may be executed in counterpart, each of which shall be deemed an original and all of which collectively shall constitute one and the same document. Any signature on a counterpart of this Amendment sent by facsimile transmission  shall be deemed valid and binding upon the party employing the same; provided that such party shall, upon the request of the other party, promptly provide such other party with a counterpart of this Amendment bearing an original version of such signature sent by facsimile transmission.

           15.           OFAC.  Tenant, to the best of Tenant’s information and belief, represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (together with all other applicable requirements contained in any enabling legislation or other Executive Orders in respect of such Executive Order, the “Order(s)”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Public Law No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Public Law No. 106-120 and 107-108, all as may be amended from time to time); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).  Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant.  The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under the Lease without cure.

           16.           Governing Law. This Amendment and any modifications hereof shall be governed and construed in accordance with the laws of the State of Maryland, without regard to its choice of law principles.

           17.           Press Releases. Landlord shall have the right, after notice to and approval by Tenant, to include general information relating to this Amendment, including Tenant’s name, the Building and the square footage of the Premises  in  press releases relating to Landlord’s and its affiliates’ leasing activity. Tenant’s approval will not be unreasonably withheld.   Information relating to rental rates will not be released without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

[SIGNATURES FOLLOW]

           IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the day and year first above stated.

LANDLORD:

BRANDYWINE RESEARCH LLC,
a Delaware limited liability company

By: /s/ Glen M. Holsinger                                                      [SEAL]
Name: Glen Holsinger
Title: Vice President – Asset Management

TENANT:

EMERGENT BIOSOLUTIONS INC.,
a Delaware corporation

By: /s/ Kyle Keese                                            [SEAL]
Name: Kyle W. Keese
Title: SVP Manufacturing Operations

Exhibit A

Floor Plan of Expansion Space

Exhibit B

Lobby Plan

Rider No. 1

Expansion Space Fixed Rent

Fixed Rent for the Expansion Space shall be as follows:

Expansion Space Lease Year		Fixed Rent per annum per rsf of Expansion Space	Monthly Installments	Annual Fixed Rent
1	*	$25.00	$21,725.00	$260,700.00
2		$25.69	$22,324.61	$267,895.32
3		$26.39	$22,932.91	$275,194.92
4		$27.12	$23,567.28	$282,807.36
5		$27.87	$24,219.03	$290,628.36
6		$28.63	$24,879.47	$298,553.64
7 through initial Expiration Date		$29.42	$25,565.98	$306,791.76

*Tenant shall be entitled to an abatement of, and Landlord hereby waives Tenant’s obligation to pay, installments of Fixed Rent with respect to the Expansion Space for the period beginning on the Expansion Space Commencement Date and continuing through June 30, 2011 (the “Abatement Period”); provided, however, if Landlord has not substantially completed the Demising Work within thirty-one (31) days after the full execution and delivery of this Amendment (which period shall be extended on a day for day basis for each day that Landlord is delayed in substantially completing the Demising Work due to any delay caused by Tenant and/or by any Force Majeure Delay) (the “Abatement Deadline”), the Abatement Period shall be extended on a day for day basis for each day after the Abatement Deadline until the day on which Landlord substantially completes the Demising Work. Nothing herein contained shall be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of the Lease (as amended from time to time) all sums owed by Tenant to Landlord under the Lease as amended from time to time during the Abatement Period other than Fixed Rent for the Expansion Space. Commencing on the first day following the Abatement Period, the regular installments of Fixed Rent for the Expansion Space shall then and thereafter be payable in full by Tenant in accordance with the terms of the Lease as amended from time to time.

“Expansion Space Lease Year” means each period of twelve (12) successive months beginning on the Expansion Space Commencement Date and each anniversary thereof, except that the last Expansion Space Lease Year of the Term might contain fewer than twelve (12) months if the period between the expiration of the then preceding Expansion Space Lease Year and the Expiration Date of the Lease contains fewer than twelve (12) months.